Exhibit 99.1

FOR IMMEDIATE RELEASE

Robert W. Selander Appointed to Western Union Board of Directors

ENGLEWOOD, Colo. – July 16, 2014 – The Western Union Company (NYSE: WU), a leader in global payment services, today announced that Robert W. Selander has been appointed to the company’s Board of Directors, effective July 17, 2014, to serve until the next annual election of directors in 2015.

Mr. Selander will serve on the Compensation and Benefits and Compliance Committees of the Board.

“Mr. Selander has extensive global business, leadership and financial services experience gained during more than 13 years as CEO of MasterCard and in senior positions at Citicorp and Citibank,” said Western Union President and Chief Executive Officer, Hikmet Ersek. “We are looking forward to the significant payments expertise that Mr. Selander brings to the table.”

Mr. Selander served as Executive Vice Chairman of MasterCard Incorporated and MasterCard International from July 2010 until December 2010. Previously, Mr. Selander was CEO of MasterCard Incorporated and MasterCard International from April 1997 until July 2010. In addition, until August 2009, Mr. Selander was President of MasterCard Incorporated and MasterCard International from June 2002 and April 1997, respectively.

Prior to his election as President and CEO of MasterCard International in April 1997, Mr. Selander was Executive Vice President and President of the MasterCard International Europe, Middle East, Africa and Canada regions.

Before joining MasterCard in 1994, Mr. Selander spent two decades with Citicorp and Citibank, N.A.

“We believe Mr. Selander will be an excellent addition to our Board,” said Jack M. Greenberg, Non-Executive Chairman of the Board of Western Union. “In addition to his experience as CEO of MasterCard, he also has substantial public company board experience, having served as a director of MasterCard and the Hartford Financial Services Group.”

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About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. As of March 31, 2014, the Western Union, Vigo and Orlandi Valuta branded services were offered through a combined network of over 500,000 agent locations in 200 countries and territories and over 100,000 ATMs. In 2013, The Western Union Company completed 242 million consumer-to-consumer transactions worldwide, moving $82 billion of principal between consumers, and 459 million business payments. For more information, visit www.westernunion.com.

Western Union Contacts:

Dan Díaz, Media +1 (720) 332-5564 daniel.diaz@WesternUnion.com	Mike Salop, Investors +1 (720) 332-8276 mike.salop@WesternUnion.com

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